Exhibit 10.5 Form of Non-Compete Payment Agreement

Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A. +1.317.276.2000 www.lilly.com

[•], [•]

[Name]
[Address]
[Address]

Re:    Non-Compete Payment Agreement

Dear [Name]:

This sets forth the terms of the Non-Compete Payment Agreement (the “Agreement”) between [name] (“Executive”) and Eli Lilly and Company, an Indiana corporation, with its principal offices in Indianapolis, Indiana (“Lilly” or the “Company”), regarding Executive’s post-employment restrictive covenants.
1.    Notification of Subsequent Employer. At least fourteen (14) calendar days before commencing employment or engaging in any other business activities during the Restricted Period (defined below), Executive agrees to provide the Chief Executive Officer and the Executive Vice President, Human Resources and Diversity (or equivalent) of the Company with written notification of the name and address of any subsequent employer or person or entity with whom or which Executive intends to engage in business activities and the nature of Executive’s job duties and other business activities.
2.    Restrictive Covenants, Remedies, and Additional Terms and Conditions.
a.    As consideration for the Company’s obligations set forth in Section 3 below, Executive agrees that during Executive’s employment with Lilly or an affiliate that Executive provided services to or had access to confidential information concerning (“Covered Affiliate”) and for twelve (12) months immediately following the end of Executive’s employment (regardless of reason)(the “Restricted Period”), Executive will not directly or indirectly, on a worldwide basis, engage in any of the following activities:
i.    Work for, advise, manage, act as an agent, employee or consultant for, or otherwise provide any services, in a Competitively-Sensitive Capacity, to: (a) any person or entity engaged in research, development, production, sale, or distribution of a product or service competitive with or substantially similar to any product or service in research, development or design, or manufactured, produced, sold, or distributed by Lilly or a Covered Affiliate; or (b) any person or entity that otherwise competes or intends to compete with Lilly or a Covered Affiliate.
ii.    Directly or indirectly solicit, urge, divert, induce, or seek to induce any of Lilly’s (or Covered Affiliate’s) independent contractors, subcontractors, business

[Employee Name]
[Date]

partners, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person with whom Lilly or Covered Affiliate has a business relationship and with whom Executive interacted during Executive’s employment with Lilly or Covered Affiliate to terminate their relationship with, or representation of, Lilly or Covered Affiliate or to cancel, withdraw, reduce, limit or in any manner modify any such person's business with, or representation of, Lilly or a Covered Affiliate.
Executive acknowledges and agrees that any Lilly Affiliate is an intended third-party beneficiary of this Agreement, which may be enforced by Lilly or any such Affiliate, either singularly or jointly.
For purposes of this Agreement, “Competitively-Sensitive Capacity” means:
(A) the same or similar capacity or function in which Executive worked for Lilly or a Covered Affiliate at any time during the two (2) years immediately preceding the end of Executive’s employment; (B) any officer, director, executive or senior management capacity or function; (C) any research and development capacity or function; (D) any sales management or business development management capacity or function; (E) any ownership capacity (except Executive may own as a passive investment up to 2% of any publicly traded securities); and/or (F) any other capacity or function in which there is a material risk that Executive likely would inevitably use or disclose trade secrets and/or confidential information Lilly or a Covered Affiliate. For purposes of clarity, if a competing business has multiple divisions, lines or segments, some of which are not competitive with the business of Lilly, including its Covered Affiliates, nothing in this Agreement will prohibit Executive from being employed by, working for or assisting only that division, line or segment of such competing business that is not competitive with the business of Lilly or a Covered Affiliate, provided Executive is not involved in a Competitively-Sensitive Capacity in the research, development, manufacture, provision or sale of any products that compete with any products of Lilly or a Covered Affiliate.
Executive and Lilly acknowledge and agree that the worldwide geographic scope of the foregoing covenants is reasonable and necessary given, among other things, that: (a) absent the restrictions, Executive could utilize Lilly’s (or its Affiliates) trade secrets and/or confidential information and compete with Lilly or Affiliate from virtually anywhere; and (b) such scope is the only way for Lilly and its Affiliates to protect their trade secrets and confidential information. In the event Executive violates any of the restrictive covenants contained herein, their duration will automatically be extended by the length of time during which Executive was in violation of any of the restrictive covenants.
Executive acknowledges and agrees that during the course of Executive’s employment with Lilly or a Covered Affiliate, Executive will become intimately familiar with confidential information and trade secrets key to its unique competitive advantage. Executive also acknowledges and agrees that Lilly’s (and Covered Affiliate’s) confidential information and trade secrets will retain continuing vitality throughout and beyond the one-year restricted period. And Executive acknowledges and agrees that, should Executive leave Lilly or Covered Affiliate and, near Executive’s departure from Lilly or Covered Affiliate, work with another person or entity that engages in business activities similar to those of Lilly and/or Covered Affiliate, it would be highly likely, if not inevitable, that Executive would rely on confidential information of Lilly and/or Covered Affiliate in the course of Executive’s work, either consciously or subconsciously, harming Lilly and any Covered Affiliates. For these and other reasons, Executive agrees that the restrictions above are reasonably necessary to protect Lilly’s and its Covered Affiliate’s legitimate business interests, and do so by creating a specific amount of time after Executive’s employment ends during which Executive will not be able to engage or prepare to engage in the activities above.

[Employee Name]
[Date]

Executive and Lilly further acknowledge and agree that if any particular covenant or provision is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographic area, and/or scope of activity covered by any restrictive covenant, such covenant or provision will automatically be deemed reformed so that the contested covenant or provision will have the closest effect permitted by applicable law to the original form and will be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. Any court interpreting any restrictive covenant provision of this Agreement will, if necessary, reform any such provision to make it enforceable under applicable law.
This Agreement is intended, among other things, to supplement (and not supersede) all applicable statutes protecting trade secrets and the duties Executive owes to Lilly and/or Covered Affiliates under the common law, as well as any other non-competition, non-solicitation, or confidentiality provisions that Executive agreed to in the past, including those in Executive’s Employee Confidentiality and Invention Agreement (the “ECIA), each of which remains in full force and effect, or that Executive agrees to in the future; provided, however, the restrictive covenants contained herein shall supersede and replace the restrictive covenant provisions contained in any Performance Award Agreement (for Executive Officers), Relative Value Award Agreement (for Executive Officers), or Shareholder Value Award Agreement (for Executive Officers) entered into between Lilly and Executive (collectively, “Equity Grant Agreement” or “Equity Grant Agreements”).
Executive acknowledges that a breach by Executive of this Agreement will give rise to irreparable injury to Lilly and Covered Affiliates and money damages will not be adequate relief for such injury. As a result, Executive agrees that Lilly (including any third-party beneficiary) will be entitled to obtain equitable or injunctive relief without having to post any bond or other security to restrain or prohibit any such breach or threatened breach, in addition to any other remedies which may be available, including the recovery of monetary damages from Executive.
b.    Remedies. If the Company determines that Executive has violated any applicable provisions of this Section 2, in addition to injunctive relief and damages, Executive agrees and covenants that: (i) the Non-Compete Payment shall immediately cease; and (ii) the foregoing remedies set forth in this Section 2 shall not be Lilly’s exclusive remedies. Lilly reserves all other rights and remedies available to it at law or in equity.
3.    Non-Compete Payment.
a.    Subject to 3(b) and (c) below, upon Executive’s termination of employment, regardless of reason, the Company agrees to compensate Executive during any remaining Restricted Period with a payment in the amount of [amount] (the “Non-Compete Payment”), less applicable deductions required by law for the payment of wages; provided, however, that Company’s obligation to make the Non-Compete Payment shall immediately cease if Executive violates Executive’s ECIA obligations owed to Company, or the restrictive covenants set forth herein. The Non-Compete Payment will be paid in equal amounts on a monthly basis and will be subject to applicable withholdings. The payment of the Non-Compete Payment shall be the sole obligation of Company hereunder, and all other benefits of employment shall terminate as of the date of termination, except as provided by law.
b.    In the event that Executive’s employment is terminated due to Executive’s Retirement, any performance-based award, relative value award, or shareholder value award received by Executive pursuant to any Equity Award Grant Agreement shall vest according to the terms of the applicable Equity Award Agreement. Provided, however, Executive shall not be entitled to any Non-Compete Pay in the event that Executive’s employment terminates due to Executive’s Retirement.

[Employee Name]
[Date]

“Retirement” means retirement as a “retiree,” which is a person who is (A) a retired person under The Lilly Retirement Plan; (B) a retired person under the retirement plan or program of an affiliate; (C) a retired employee under a retirement program specifically approved by the Committee; (D) required to retire under local law, to the extent authorized by the Company to address such local requirements; or (E) otherwise determined to be a retired employee in the sole discretion of the Company.
As further inducement and consideration for this Section 3(b), Executive has received [•].
c.    The Company may at any time, in its sole and absolute discretion, reduce the length of the Restricted Period. Executive shall not be entitled to receive any Non-Compete Payment from Company for any period of time for which the Restricted Period has been reduced or otherwise waived by Company.
4.    No Guarantee of Continued Employment. Nothing in this Agreement guarantees Executive’s employment for any period of time.
5.    Tolling. In the event of any violation of this Agreement, Executive agrees that the post-termination restrictions contained in Section 2 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination Restricted Period shall be tolled during any period of such violation.
6.    Attorneys’ Fees. In the event of any breach or threatened breach by Executive of any provision of this Agreement, the Company shall be entitled to seek recovery of all reasonable attorneys’ fees, costs, and expenses incurred by the Company in obtaining such relief.
7.    Severability. The parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable, and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.
8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws principles.
[Signature Page Follows]

[Employee Name]
[Date]

Please indicate your agreement to the foregoing by signing a copy of this Agreement where indicated below and returning this Agreement to [•].

ELI LILLY AND COMPANY

By:    ____________________________________

AGREED AND ACKNOWLEDGED

____________________________________
[Name]

Date:    ______________________________